LICENSE AGREEMENT

      This LICENSE AGREEMENT (the "Agreement") is made and entered into this 25th day of October, 2005 among Mark Froimowitz, residing at 90 Eastbourne Road, Newton, Massachusetts 02159, ("Licensor") and DNAPRINT PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Florida and having an address at 900 Cocoanut Avenue, Sarasota, FL 34236 ("Licensee").

      WHEREAS, Licensor is an inventor and owner of the entire right, title and interest in and to the compounds described in Exhibit A (the `Compounds") and all Patent Rights with respect thereto;

      WHEREAS, Licensor desires to grant an exclusive license to Licensee of all Patent Rights and other intellectual property associated with the Compounds, and Licensee desires to receive such a license;

      NOW, THEREFORE, in consideration of the mutual undertakings and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

      1. Licensor Rights. Licensor represents and warrants that the Patent Rights and other rights covered hereby are jointly owned by him and Charles J. Kelley ("Kelley") also an inventor, that Kelley has granted Licensor the full and unrestricted right to enter into this License Agreement and to grant the licenses and rights provided for herein, which licenses and rights apply to the entirety of the Patent Rights and other rights covered hereby, without regard to any interest owned by Kelley. Licensor hereby represents and warrants that Kelley has agreed to be bound by the terms of this License Agreement, including the exclusive license granted hereby and that the term "Licensor" as used herein shall include Kelley.

      2. Definitions. As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

            2.1 "Affiliate" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Licensee. For purposes of this Section 2.1, "control" shall include, but not be limited to, (a) in the case of corporate entities, direct or indirect ownership of over fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of noncorporate entities, direct or indirect ownership of fifty percent (50%) or more of the equity interest with the power to direct the management and policies of such noncorporate entities. The term "Affiliate" shall also include any firm or entity in which Licensee holds an equity interest of 25% or more.

            2.2 "Improvements" means and shall include any inventions relating to the Compounds in the Field owned or invented by Licensor which would infringe one or more claims maintained in good faith in a United States patent application or an unexpired or nonlapsed patent included in the Patent Rights.

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            2.3  "Field"  means  all uses or  potential  uses of the  Compounds, including all therapeutic, diagnostic, and prophylactic uses.

            2.4 "Product Candidate" means each product candidate which is covered by a Valid Claim included in the Patent Rights, and selected by Licensee for use in clinical testing.

            2.5 "Licensed Products" means any product or process the manufacture, use or sale of which is covered by or subject to a Valid Claim of any of the Patent Rights in the country where such product is sold or such process is practiced.

            2.6 "Net Sales"  shall mean the gross  amount  actually  received by
Licensee, its Affiliates, or sublicensees from sales by Licensee, its Affiliates, or sublicensees of Licensed Products, less: (i) returns, credits or allowances, if any, actually granted; (ii) discounts actually allowed; (iii) retroactive price reductions; (iv) freight, postage, and insurance charges and additional special packaging charges; (v) customs duties and (vi) excises, sales taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding what is commonly known as income tax). Net Sales shall not include any transfer between Licensee and its Affiliates for resale, but shall include the resale by Licensee or an Affiliate.

            2.7 "Party" means Licensor or Licensee; "Parties" means Licensor and Licensee.

            2.8 "Patent Rights" means all patents and patent applications (which for all purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention and utility models) throughout the world, covering or relating to the Compounds, including any substitutions, extensions or supplementary protection certificates of, reissues, reexaminations, renewals, divisions, continuations or continuations-in-part, which Licensor owns or controls, or under which Licensor has the right to grant sublicenses to Licensee.

            2.9 "Technology Rights" means all information owned or possessed by Licensor, together with all improvements, discoveries, methods, processes or developments, whether patentable or otherwise, relating to the Compounds, which is necessary for Licensee to develop, manufacture, use and/or sell Licensed Products hereunder.

            2.10 "Valid Claim" means a claim of any unexpired United States or foreign patent or any subsisting patent application which shall not have been withdrawn, canceled or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

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      3. License Grant

            3.1 Representations. Licensor represents and warrants that he has the right to enter into this License Agreement; and he has the full and unrestricted right to grant the licenses and rights provided for herein.

            3.2 License. Licensor hereby grants to Licensee the sole and exclusive, worldwide license, including the right to sublicense others under the Patent Rights and the Technology Rights in the Field, including without limitation the right to make, have made, use, sell or otherwise dispose of Licensed Products. Any and all Improvements conceived after the Effective Date hereof shall be included in the Patent Rights and be subject to the payments called for in Section 4, hereof.

            3.3 Assistance. Licensor shall provide Licensee with all information directly related to the Patent Rights and Technology Rights as may be known or possessed by Licensor and as may be reasonably necessary for Licensee to exploit the licenses granted in Section 3.2.

            3.4 Limitation. The license rights granted hereunder shall terminate in the event of a default by Licensee in its obligations to Licensor hereunder which is not cured within 90 days after receipt by Licensee of detailed written notice of such default.

            3.5 Improvements. Licensor shall provide Licensee with written notification of each Improvement and a description thereof sufficient for Licensee to understand, evaluate, and consider such Improvement, and if possible, sufficient to enable preparation of a patent application thereon. Such notice from Licensor to Licensee shall be made promptly after Licensor or persons acting on behalf of Licensor have reduced such Improvement to practice, but in any event, shall be made at least thirty (30) days prior to any publication of nonconfidential disclosure thereof.

      4. License Fees and Royalties: Licensee shall make the following payments to Licensor:

            4.1 License Maintenance Fees. Upon execution of this Agreement, Licensee shall pay $10,000 to patent counsel designated by Licensor. Thereafter, Licensee shall pay Licensor $25,000 on the annual anniversary of execution of this Agreement for each of 2006, 2007, 2008, and 2009. If at any time, the United States Patent and Trademark Office or a court of competent jurisdiction declares that the Patent Rights are invalid or unenforceable in any material respect, Licensee, at its option, may terminate this Agreement and cease making payments pursuant to this Section 4.1. Upon each of the fifth, tenth, and fifteenth anniversaries of the execution of this Agreement, Licensee may, at its option, either (i) terminate this Agreement upon written notice to Licensor, or
(ii) maintain this Agreement for an additional five year term. If Licensee chooses to maintain this Agreement for an additional five year term, Licensee shall continue to pay Licensor $25,000 annually on the anniversary of execution of this Agreement. If royalties commence, the $25,000 will be deducted from the royalties.

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

      4.2 Royalties.

            (a) The Licensee shall pay to Licensor, during the applicable term described in Section 4.2(b) below, earned royalties at the rate of two percent (2%) on all Net Sales by Licensee, its Affiliates, or sublicensees of Licensed Products covered by a Valid Claim of the Patent Rights.

            (b) The obligation of Licensee to pay royalties on sales of Licensed Products covered by a Valid Claim of the Patent Rights shall terminate on a country-by-country basis on the expiration or termination of any applicable Valid Claim under the Patent Rights in the country in which the product is manufactured, used, or sold. This paragraph is not intended to allow the transfer of Licensed Products between a country subject to the foregoing termination and a country not subject to the foregoing termination in derogation or circumvention of Licensor's rights to such royalties.

            4.3 Sublicenses. The Licensee may grant sublicenses hereunder to persons, firms or corporations under such terms and conditions as it may arrange; provided, however, that such sublicenses shall include all of the rights of and obligations due to the Licensor that are contained in this Agreement.

            4.4 Reports and Payments.  Licensee shall deliver to Licensor within forty-five (45) days after the end of each calendar quarter a written report showing its computation of royalties due under this Agreement for such calendar quarter. Thirty (30) days after delivery of each such report, Licensee shall tender payment of all amounts shown to be due thereon. The royalty payments due on sales in currencies other than U.S. dollars shall be calculated using the appropriate exchange rate for such currency quoted by the Bank of America foreign exchange desk on the close of business on the business day immediately preceding the date of such report. All amounts due under this Agreement shall be paid to Licensor in United Slates dollars. During the term of this Agreement, Licensor shall have the right from time to time (not to exceed once during each calendar year) to inspect, or have an agent, accountant or other representative inspect, during normal business hours, and upon reasonable advance notice (not less than 72 hours), such books, records and other supporting data of Licensee or its Affiliates as may be necessary to verify Licensee's computation of royalties due under this Agreement. Licensor agrees to maintain the confidentiality of any information acquired during such inspection or review. If such review shows that the Licensor has failed to pay any royalties owed, Licensee shall promptly remit such additional royalties to Licensor, together with interest at a rate of 10% per annum calculated from the date any such payment was due. If such review shows that Licensee has understated royalties owed by 10% or more, Licensee shall reimburse Licensor for the cost of conducting such review.

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

            4.5 Progress Payments. In addition to the foregoing, Licensee shall make the following payments to Licensor:

            (a) $50,000 upon a filing by or on behalf of Licensee of an Investigational New Drug Application ("IND") with the U.S. Food and Drug Administration (the "FDA") covering a phase I clinical trial of each Product Candidate, and acceptance thereof by the FDA;

            (b) $50,000 upon completion of such phase I trial for each Product Candidate;

            (c) $75,000 upon completion of a phase II clinical trial of each Product Candidate pursuit to an IND approved by the FDA; and

            (d) $100,000 upon notice of approval by the FDA of a Licensed Product for commercial sale.

      5. Commercialization. Licensee or its assignee shall use commercially reasonable efforts to develop and commercialize the Compounds in a manner consistent with reasonable business judgment and product development practice in the pharmaceutical industry including determining whether (i) it is commercially feasible to develop a product using the Compounds and (ii) such development is consistent with Licensee's business plans and objectives. If Licensee determines either that it is not commercially feasible or that such development is not consistent with its business plans and objectives, the licenses granted hereunder shall terminate. Licensee, however, will still be liable for annual license maintenance fees for the remaining years of a five year term as specified in Section 4.1., except for termination as allowed by this Agreement.

      6. Intellectual Property Rights.

            6.1 Right of Licensee to Prosecute Applications. Licensor agrees that Licensee shall have the exclusive right, at Licensee's expense but in the name of Licensor to file, prosecute, maintain and enforce patent applications and patents relating to the Compounds, provided that Licensee shall use commercially reasonable efforts to implement the foregoing. Copies of all substantive communications to and from patent offices regarding applications or patents relating to the Compounds shall be provided to Licensor promptly after the receipt thereof; copies of proposed substantive communications to such patent offices shall be provided to Licensor in sufficient time before the due date in order to enable Licensor an opportunity to comment on the content thereof. Licensee will reasonably consider such comments but shall be under no obligation to incorporate Licensor's comments into any substantive communications. Licensee shall timely notify Licensor (but in no event less than 30 days prior to the expiration of any priority rights period) if it intends not to seek patent protection on the Compounds in any country or territory, and Licensor shall have the right to file, maintain and enforce in such country patents relating to the Compounds, and such patents and patent applications shall not be included within the terms of this Agreement.

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

            6.2 Assistance. Licensor shall provide to Licensee or its authorized attorneys, agents or representatives reasonable assistance as necessary for Licensee to exploit its right under Section 6.1 to file, prosecute, maintain and enforce patent applications and patents. Licenser shall execute or use his best efforts to have executed all legal documents necessary to file, prosecute, maintain and enforce patent applications or patents at no charge to Licensee.

            6.3 Third Party Infringement.

            (a)   Each  Party  shall  promptly  report in  writing to each other
                  Party during the term of this Agreement any (i) known infringement or suspected infringement of any of the Patent
                  Rights in the Field or (ii) unauthorized use or misappropriation of the Technology Rights in the Field by a third party of which it becomes aware, and shall provide each other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation. Within ninety (90) days after Licensee becomes, or is made, aware of any of the foregoing, Licensee shall decide whether or not to initiate an infringement or other appropriate suit and Licensee shall advise the Licensor of such decision in writing. The inability of Licensee to decide on a course of action within such ninety (90) day period shall for purposes of this Agreement be deemed a decision not to initiate an infringement or other appropriate suit.

            (b) Except as provided in paragraph (d) below, Licensee shall have the right to initiate an infringement or other appropriate suit anywhere in the world against any third party who at any time has infringed, or is suspected of infringing, any of the Patent Rights or of using without proper authorization or misappropriating all or any portion of the Technology Rights. Licensee shall give the Licensor sufficient advance notice of the intent to file said suit and the reasons therefor, and shall provide Licensor with an opportunity to make suggestions and comments regarding such suit. Licensee shall keep Licensor promptly informed of, and shall from time to time consult with Licensee regarding, the status of any such suit and shall provide Licensor with copies of all documents filed in, and all written communications relating to the suit.

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

            (c) Licensee shall select counsel for any suit referred to in paragraph (b) and shall otherwise fully control such suit, its conduct, compromise or settlement. Licensee shall, except as provided below, pay all expenses of the suit, including, without limitation, attorneys' fees and court costs. Any damages, settlement fees or other consideration for past infringement received as a result of such litigation shall be paid first to Licensee, in reimbursement of all expenses incurred by Licensee in connection with such suit; any amount remaining shall be allocated 98% to Licensee and 2% to Licensor. If necessary, Licensor shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. Licensor shall offer reasonable assistance to Licensee in connection therewith at no charge to Licensee except for reimbursement of reasonable expenses, including out-of-pocket expenses and salaries of Licensor personnel, incurred in rendering such assistance. Licensor shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

            (d) Licensee shall promptly advise the Licensor of the intent of Licensee not to initiate an infringement or other appropriate suit pursuant to paragraph (b) above. In the event that Licensee does not initiate an infringement or other appropriate suit pursuant to paragraph (b) above within 90 days of becoming aware of any infringement or suspected infringement of any of the Patent Rights or unauthorized use or misappropriation of any of the Technology Rights by a third party, or if Licensee shall have advised Licensor of the intent not to initiate such suit, Licensor shall have the right, at its expense, of initiating an infringement or other appropriate suit. In exercising its rights pursuant to this paragraph (d), Licensor shall have the sole and exclusive right to select counsel and shall pay all expenses of the suit including without limitation attorneys' fees and court costs. If necessary, Licensee shall join as a party to the suit and shall participate only to the extent that such participation is required as a result of its being a named party to the suit or being the holder of, or inventor under any patent at issue or being the owner of any Technology Rights at issue. At Licensor's request, Licensee shall offer reasonable assistance to Licensor in connection therewith at no charge to Licensor except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Without-limiting the generality of the preceding sentence, Licensee shall cooperate fully in order to enable Licensor to have the right to be represented in any such suit by its own counsel at its own expense.

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

            6.4 Claimed Infringement.

            (a) In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party or any of their respective affiliates or sublicensees, claiming infringement of its patent rights or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the development, manufacture, use or sale of Licensed Products (a "Claim"), such Party shall promptly notify the other Party of the Claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served.

            (b) Licensee shall have sole and exclusive responsibility for the selection of counsel and control of any Claim, and shall keep Licensor informed of the current status of the suit. Licensor shall cooperate with Licensee and give all reasonable assistance in connection with the conduct of such suit.

            (c) In the event that the Claim (whether pursuant to a settlement of the suit or a final judgment) results in an obligation to pay the Third Party a royalty on future sales of the Licensed Product, such royalties shall be paid by Licensee and for all purposes of this Agreement, such royalties shall be deducted in determining the amount of Net Sales hereunder.

      7. Publication Review. In the case of any paper, technical report or abstract, summary or synopsis thereof intended to be published or presented by Licensor, ("paper"), Licensor shall provide Licensee with an advance copy. If a patent application has already been filed with respect to all inventions described therein, Licensor shall send Licensee a final form copy thereof at least thirty (30) days prior to submission for publication nor any public disclosure thereof ("disclosure"). In all other cases, Licensor shall, at least forty five (45) days prior to disclosure, send Licensee a final form copy of each paper. In such cases, Licensee may require Licensor to delay making such proposed disclosure for a maximum of an additional forty five (45) days in order to protect the potential patentability of any invention described therein. (In the case of non-patentable, but confidential information contained in a paper, the parties shall negotiate an acceptable version for publication within ninety
(90) days after notification). Licensor shall use his best efforts and cooperate with Licensee insuring that any improvement or invention in the Field identified by Licensee in such paper or report is filed by Licensor as a patent application.

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

      8. Liability Insurance. No later than the first commercial sale of a Licensed Product, Licensee shall carry a product liability insurance policy protecting the Licensor with respect to such Licensed Product in an amount of not less than five million dollars ($5,000,000) per occurrence with a minimum of an aggregate of ten million dollars ($10,000,000) for personal injury or death. Notwithstanding the foregoing, Licensee shall only be obligated to purchase such insurance to the extent that it is available at commercially reasonable rates.

      9. Warranty. Except as otherwise expressly set forth in this agreement, Licensor makes no representations and extends no warranties of any kind, either express or implied, including but not limited to warranties of merchant ability, fitness for a particular purpose, and validity of patent rights claims, issued or pending. Nothing in this agreement shall be construed as a representation made or warranty given by Licensor that the practice by Licensee of the License granted hereunder shall not infringe the patent rights of any third party.

      10. Term and  Termination.  This Agreement shall terminate on the later of
(a) the twentieth (20th) anniversary hereof or (b) the date of the expiration of the last to expire Valid Claim under the Patent Rights.

      11. Assignment. Licensee may not assign its rights and obligations hereunder without written consent of Licensor, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Licensee may assign hereunder to persons, firms or corporations under such terms and conditions as it may arrange; provided, however, that such assignment transfers all of the rights of and obligations due to Licensor that are contained in this Agreement; and further provided, however, that if Licensee receives any consideration for such assignment, Licensor will receive the lesser of (a) $100,000, or (b) one-half of such consideration if such consideration is valued at less than $100,000.

      12. Notice.

      All notices and payments required or permitted to be given hereunder shall be in writing and addressed to the respective parties as follows;

         If to Licensor:            Mark Froimowitz. Ph.D
                                    90 Eastbourne Road
                                    Newton, Massachusetts 02159

         If to Licensee:            DNAPrint Pharmaceuticals, Inc.
                                    900 Cocoanut Ave.
                                    Sarasota, FL  34236
                                    Attention: Richard Gabriel

         With a copy to:            Thomas P. McNamara, Esq.
                                    Thomas P. McNamara, P.A.
                                    2909 Bay to Bay Blvd., Ste. 309
                                    Tampa, FL  33629

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

or such other addresses as may be designated by the respective parties in writing. A notice shall be deemed given the earlier of the date when actually received or five (5) days after deposit in the United Stares registered or certified mail, postage prepaid, and properly addressed.

      13. Section Headings. Section headings are for convenience only and shall not be construed to limit or extend the meaning of any portion of this License Agreement.

      14. Law Governing and Construction. This License Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts as if the Agreement had been delivered in Massachusetts and all acts which are done or are required to be done hereunder were all performed within the Commonwealth of Massachusetts. This License Agreement has been drafted on the basis of mutual understanding and neither party shall be prejudiced as being the drafter thereof.

      15. Entire Agreement, Modification, Etc. This instrument contains the entire and only agreement between the parties relative to the subject matter hereof and supersedes all previous negotiations, representations, undertakings and agreements both written and oral heretofore made between the parties as to the subject matter. Any representation, promise or condition in connection herewith not specifically incorporated herein shall not be binding upon either party. The provisions of this agreement may not be explained, supplemented, or qualified through evidence of custom, trade usage or prior course of dealings. No modification, renewal, extension, waiver, cancellation or termination of this Agreement or of any of the provisions herein contained shall be valid until and unless made in writing and signed on behalf of the respective parties by duly authorized officers thereof.

      16. Severability. If any provisions of this License Agreement shall be construed to be illegal or invalid, the legality or the validity of any other provisions hereof shall not be affected thereby. Any illegal or invalid provision of this License Agreement shall be severable, and all other provisions shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have entered into this License Agreement as of the date first above written.

DNAPrint Pharmaceuticals, Inc.

By:/s/ Richard Gabriel                               /s/ Mark Froimowitz
   ----------------------------                      ---------------------------
                                                     Mark Froimowitz. Ph.D


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